Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the inclusion in the Prospectus constituting part of Post Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form S-3 of India Globalization Capital, Inc. of our report on the financial statements of India Globalization Capital, Inc. as of March 31, 2007 and for the year then ended, and for the period from April 29, 2005 (inception) to March 31, 2006. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

 /s/Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 29, 2008